Exhibit 10.11

FIRST ADDENDUM AGREEMENT

Dated: August 19, 2007

BY AND BETWEEN

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.

of P.O. Box 95, Rehovot 76100, Israel

(hereinafter “Yeda”)

and

BRAINSWAY, INC.

a company duly registered under the laws of the state of Delaware, U.S.A

(hereinafter “the Company”)

WHEREAS	Yeda and the Company are parties to a Licence Agreement dated 2 June 2005 (the “Agreement”); and

WHEREAS	The Research Period defined under the Agreement commenced on 2 June 2005 and is scheduled to end on 1 June 2008; and

WHEREAS

without derogating from the Research Period and Budget, the parties wish to commence an additional research plan and budget for a period commencing on 1 June 2007 and ending on 31 May 2008 (the “Additional Research” and the “Additional Research Period”, respectively);

NOW THEREFORE IT IS AGREED BY THE PARTIES HERETO AS FOLLOWS:

1.

Terms and phrases included in this First Addendum Agreement (“this Addendum”) which are defined in the Agreement shall have the same meaning attributed to them in the Agreement unless otherwise defined in this Addendum.

2.

This Addendum and the Agreement shall be read as one and shall represent the complete current understanding between the parties with respect to the subject matter hereof. Subject to the modifications contained herein, the provisions of the Agreement shall remain unaltered and in full force and effect.

Ref.: 09-2595-07-20 L/88017/4430/745250/1	No.: 87823-004

3.	All appendices attached hereto shall form an integral part of this Addendum.

4.	The Research Program attached to the Agreement as Appendix A thereto shall be supplemented by the research program for the Additional Research attached hereto as Appendix A.

5.

The Budget for the Additional Research, attached hereto as Appendix B, in the total amount of US$50,000 +VAT, will be paid to Yeda in 2 (two) equal instalments of US$25,000 + VAT each. The first instalment will be paid to Yeda upon the date of signature of this Addendum, and the second instalment on 1/12/2007 (i.e., at the end of the first half of the Additional Research Period). The payments shall be made by cheque. Yeda shall issue a VAT invoice in respect of the amounts actually paid by the Company pursuant to this clause 5, promptly after the receipt of each payment by Yeda.

6.

The parties acknowledge that in the course of the Research, the Scientist, together with other scientists, has arrived at a joint invention relating to transcranial magnetic stimulation (“the Invention”) all as more fully described in the patent applications filed in relation thereto (as described in Appendix C hereto) (“the Existing Patent Applications”) and that, for the avoidance of doubt, the Invention falls within the Licensed Information and the Existing Patent Applications fall within the Patents.

7.	Notwithstanding the date of signature hereof, this Addendum shall be in full effect as of 1 June 2007.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET THEIR SIGNATURES.

Prof. Mudi Sheves	C.E.O.	BRA1NSWAY, INC.
Chairman
YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.

APPENDIX A

Research Program for Additional Research Period

Investigation of theta burst stimulation in preclinical models of major depression: Development of a novel antidepressant intervention

Brief description of the project and the scientific and technological background

The World Health Organization (WHO) reports that major depressive illness is the leading cause of disability and estimates that in 2020 depression will reach the 2nd position among major contributors to the global burden of disease. An estimated 5.8% of men and 9.5% of women will experience a depressive episode in any given year and depression is associated with increased mortality including suicide and profoundly affects the quality of life, productivity, the autonomy and social integration of patients. While the therapeutic armamentarium developed over the past few decades has transformed the treatment of major depressive disorder, treatment-resistant depression remains a fundamental clinical problem, with up to 30% of patients not even partially responding and low percentages remitting with antidepressant treatment (Keller et al 1992; Rush and Thase 1997). Moreover, in randomized controlled trials of nonresistant, uncomplicated major depressive disorder, only 50-60% respond to an antidepressant medication, and of this group, only 2/3 (or 35% of the initial group) attain remission. The need to frequently augment or switch treatment is recognized (Thase and Rush 1997). Therefore treating therapy-resistant depression and preventing chronic depressive conditions constitute major clinical issues. These have generated tremendous interest not only, in novel principles of pharmacological treatment, but also in novel non-pharmacological approaches such as repetitive transcranial magnetic stimulation (rTMS) and vagus nerve stimulation (VNS).

To date, preclinical and clinical evidence have been accumulated supporting the antidepressant action of rTMS of the prefrontal cortex (PFC) in treatment-resistant depression (Gershon et al 2003). About 25 small placebo-controlled clinical studies have been published, mainly investigating rTMS as add-on treatment in therapy-resistant depression. Three meta-analyses confirmed a significant antidepressant effect of two weeks high frequency rTMS treatment compared to placebo rTMS (Burt et al 2002; Martin et al 2003). However, effect sizes have been modest to moderate and the clinical significance of its therapeutic effects is questionable. Very recently, data of two large multicenter trials have been presented (O’Reardon et al 2006; Herwig et al 2006). In the U.S. multicenter trial a significant antidepressant effect superior to placebo has been reported in medication-free and treatment-resistant patients. However, the response and remission rates for active vs. placebo rTMS were 24% vs. 15% and 17.5% vs. 8%, respectively (O’Reardon et al 2006), i.e. much lower than reported for electroconvulsive therapy (ECT): 40 to 72% (Burt et al 2002). The second multicenter trial unfortunately failed to show a significant difference between active and sham rTMS adjunctive to antidepressant medication (Herwig et al 2006).

Among others two main reasons for the modest clinical effectiveness of rTMS in previous trials can be discussed: 1) Concerns over safety have limited human studies to relatively low frequencies of stimulation (usually <20 Hz) (Wassermann 1998), whereas animal studies often use much higher frequencies such as the theta burst paradigms (3-5 pulses at 100 Hz repeated at 5 Hz) in order to induce long-lasting alterations in localized brain connectivity such as long-term potentiation (LTP) or depression (LTD) (Larson and Lynch 1986; Huemmeke et al 2002), 2) The depth of direct stimulation by standard rTMS coils (usually figure-8) is limited to regions at the cortex surface (Nadeem et al 2003; Zangen et al 2005) and compared to ECT standard rTMS may not be effective enough in therapeutically modulating regional brain activity altered in deeper lateral and medial regions of the PFC in depression (Drevets 2001; Mayberg et al 2005).

We have recently developed a novel coil that allows stimulation of deep brain regions directly (Roth et al. 2002) and proved its ability to stimulate deep brain regions (Zangen et al. 2005) with minimal side effects (Levkovitz et al. 2006). This coil can even induce short-lasting positive cognitive effects in healthy volunteers (Levkovitz et al. 2006). In addition, a new stimulation paradigm, i.e. theta burst (TB) rTMS mimicking TB protocols used in animal models for inducing long-term potentiation (LTP) or long-term depression (LTD), has been reported exhibiting more robust and stable effects on cortical excitability compared to standard rTMS protocols. Both recent achievements, deep rTMS and TB rTMS, represent promising avenues for optimizing the efficacy of rTMS as therapeutic intervention.

However, the efficacy of such novel rTMS approaches as a treatment for depressive disorders has still to be evaluated. It is not known what would be the optimal brain region to stimulate as well as the optimal stimulation parameters for achieving the best (and fastest) therapeutic effect with least side effects. These issues, as well as the neurochemical effects of such electromagnetic stimulation can be addressed, at least in part, by investigation of behavioral and neurochemical outcome induced by repeated electrical stimulation of specific brain regions in animal models of depressive behavior, using similar parameters as those used for TMS. Such investigation is necessary to facilitate the establishment of rTMS as a potential alternative treatment for depression and may be relevant for other non-pharmacological approaches such as DBS (Mayberg et al. 2005). It is not possible to induce localized stimulation with TMS in rats as the minimal size of coils that can produce an effective field, stimulates a very large portion of the rat brain. Therefore, in order to learn which brain region should be targeted and what the optimal stimulation parameters in animal models are, it is necessary to insert electrodes into specific brain regions and study the effect of repeated sub-convulsive electrical stimulation treatment. The goal of the preclinical track of the proposed project is to further investigate the antidepressant effects of repeated sub-convulsive electrical stimulation of PFC regions as well as other reward-related brain regions.

Objectives and expected significance of the research

Objectives

The main objective of this preclinical development using animal model for depressive behavior is to develop a more effective antidepressant intervention compared to standard rTMS, using the TB stimulation. The major hypotheses tested in this project is that prefrontal deep TB stimulation is safe and exerts a higher short-term efficacy in treating depressive behavior compared to standard repeated 20Hz stimulation.

The need for this project now and expected significance of the research

According to critical meta-analyses and the results of recent multicenter-trials the effectiveness of rTMS in depression remains modest compared to ECT which is still the most effective antidepressant intervention to date. At this stage, current research should not only investigate the standard rTMS protocols, but also focus on developing more powerful novel rTMS approaches in order to increase the antidepressant efficacy of rTMS. Very recently, major achievements in developing rTMS methodology have been made: 1) Theta burst (TB) rTMS (e.g. 3 pulses at 50 Hz repeated at 5 Hz) mimicking TB protocols used in animal models in order to induce LTP/LTD-like effects and 2) novel stimulation coils, termed H-coils, for deep rTMS (Zangen et al 2005). TB rTMS has been recently applied over the primary motor cortex in humans and reported to induce more robust and stable effects on cortical excitability in comparison with standard rTMS (Huang et al 2005). In addition, a newly developed deep rTMS system, which allows direct stimulation of over 5 cm in depth from the cortex surface (while standard TMS is limited to depth of 1-2 cm) was recently tested for its safety in healthy subjects (Zangen et al 2005; Levkovitz et al 2006). The basic concept of H-coils is that the rapid decrease in the electric field as a function of distance from the coil can be minimized by inducing summation of several coil elements carrying a current in a common direction and by minimizing any radial components of the coil (Roth et al 2002; Zangen et al 2005). These advances made in rTMS methodology are very promising and should now be tested for their application in clinical treatment protocols. Moreover, the combination of both deep rTMS and theta burst stimulation may allow to directly stimulate deeper prefrontal areas at comparably lower intensities and may exert more robust and stable effects on neurobiological and clinical measures. Thus, the proposed project will further develop these approaches in preclinical models.

Comprehensive description of the methods and plan of operation

The widely used rat model for depressive behavior induced by chronic mild stress (CMS) is established in the lab at the Weizmann Institute since 2004. Several behavioral paradigms are used to evaluate model behaviors of motivation and anhedonia. In our setup, CMS induces anhedonia-like behavior as observed in a sucrose preference test and in sexual behavior testing and reduced exploration of novel environments. Our preliminary results indicate that repeated sub-convulsive electrical stimulation (SCES) of deep, but not superficial layers of the prefrontal cortex (10 daily sessions, 50 x 5 sec trains of 20 Hz, intertrain interval 20 sec) induces partial normalization of the behavioral deficit in CMS animals. These parameters are similar to those used with rTMS, however pulse duration is 0.2 msec (vs. 0.2-0.4 msec in TMS) and intensity is set at 400 µA. Sham control groups undergo the same surgical procedures and are connected to the stimulation cables daily without activation. In the first year we will expand this study and replicate these results in additional groups of animals. We will measure neurochemical alterations induced by our stimulation protocol in the hippocampus and reward-related brain sites. These will include measurements of brain-derived neurotrophic factor (BDNF) levels as well as monoamine release measured by microdialysis (Zangen et al 2001). BDNF levels in the hippocampus are upregulated by ECT and standard antidepressant drugs and associated with brain plasticity necessary for long-term behavioral changes. BDNF levels in the hippocampus are decreased in depressed subjects and upregulated by chronic antidepressant treatment in both humans and animal models. We found reduced BDNF levels in the hippocampus of CMS animals and partial normalization of BDNF levels by ECT or SCES treatment of the ventral PFC of CMS animals. By the end of the first year, we will start with the evaluation of TB stimulation. TB stimulation will be applied to superficial and deep layers of different PFC regions for 10 days. Two established TB protocols (continuous and intermittent TB) (Huang et al 2005) and new upcoming protocols will be compared regarding their action on behavioral and biochemical measurements. Eight different groups of animals (n=10 / group) will undergo surgery and be tested as described above, without additional control (non-CMS) groups. The effect of continues vs. intermittent TB protocols will be tested in different groups implanted with electrodes in either the dorsal or the ventral PFC.

Methods: Rats (n=10 /group) will be implanted under anesthesia with a monopolar stimulating electrode into either the dorsal or the ventral PFC. Four groups of rats (sham and real stimulation for each brain site) will undergo the CMS protocol and another four groups will serve as non-CMS controls to evaluate behavioral and neurochemical profiles for control animals and the effect of stimulation. Stimulation will be preformed as described previously (Zangen and Shalev 2003). SCES treatment will be applied for 10 days with 50 trains/day, 5 sec trains of 0.2 msec, 20 sec intertrain interval, 1 or 20 Hz rectangular cathodal pulses of either 0 (sham), or 400 µA. The behavioral measurements will include the swim test using our modified protocol and analysis tool (Gersner et al 2005), the two bottle choice test for anhedonia-like behavior, an automatic exploration test using an Actimot system (TSE, Germany), and an automatic baseline locomotion test over 7 days within the home cages using 16 InfraMot units (TSE, Germany). We will also test the effect of electrical stimulation on learning and spatial memory using the Morris Maze test.

After the behavioral battery will be completed, animals will be sacrificed, brains will be removed and neurochemical alterations in specific brain regions will be measured. BDNF levels will be measured by ELISA in hippocampal homogenates. In different groups of animals, the acute effects of stimulation protocols on monoamine release in the nucleus accumbens will be measured using in vivo microdialysis (Zangen et al 2001; Zangen and Hyodo 2002). These behavioral and neurochemical measurements as well as the CMS model and SCES are already established in the lab.

Project schedule

Research task	Beginning month	Beginning Year	End month	End Year

Testing the behavioral effects of stimulation at 20Hz in sub–regions of the PFC in the CMS model as compared to shams and to normal controls	6	2007	12	2007
Testing neurochemical effects of stimulation at 20Hz in sub– regions of the PFC in the CMS model as compared to shams and to normal controls	9	2007	3	2008
Testing the behavioral effects of continues and intermittent TB stimulation in sub-regions of the PFC in the CMS model as compared to shams	10	2007	12	2007
Testing the behavioral effects of continues and intermittent TB stimulation in sub-regions of the PFC in the CMS model as compared to shams	12	2007	5	2008

APPENDIX B

Budget for Additional Research Period

(attached)

Date
Company	Brainsway
Principal Investigator	Prof. Zangen Abraham
Research period	01/06/2007-31/05/2008
Personnel

Name	Position	Total Annual Salary	% of Employment	Employment Term(months)	Project Cost

Sub Total
Consumables, chemicals small equipment:					5,200
Animals					12,032
Computers
Travel
Fix equipment (please specify)

Others (please specify)
Tecnician (parcial)					9,000
Hr basis employees					10,000

Net Budget					36,232
WIS Overhead (27.5% of Total, 38% of Net)					13,768
Total Budget (Including Overhead)					50,000

Appendix C

PATENT CARD

2005-117

Title: TRANSCRANIAL MAGNETIC STIMULATION SYSTEM AND METHODS

Inventors: ZANGEN Abraham, ROTH Yiftach, MIRANDA Pedro, HAZANI David, HALLETT Mark

Country	Application	Publication	Grant	Status

U.S.A	16/06/2005 -11/153,905	—	—	Pending
PATENT COOPERATION TREATY	15/06/2006 - PCT/IL2006/000694	21/12/2006 - WO/2006/134598	—	Published